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                  [LETTERHEAD OF THOMPSON HINE & FLORY LLP]

                                    EXHIBIT 5

June 2, 1998

STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060

         Re: STERIS Corporation Form S-8 Registration Statement -- Nonqualified Stock Option Agreements between STERIS Corporation and each of John Masefield and Thomas J. DeAngelo

Ladies and Gentlemen:

         STERIS Corporation ("STERIS") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 100,000 Common Shares, without par value, of STERIS ("STERIS Common Shares") to be issued from time to time pursuant to the terms of a Nonqualified Stock Option Agreement between STERIS and John Masefield and 15,000 STERIS Common Shares to be issued from time to time pursuant to the terms of a Nonqualified Stock Option Agreement between STERIS and Thomas J. DeAngelo (collectively, such stock option agreements, the "Agreements").

         Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

         In rendering this opinion, we have examined the following:

                  A. A copy of STERIS's current Amended Articles of Incorporation and Amended Regulations.

                  B. The records of the proceedings incorporating STERIS under the laws of the State of Ohio, records of other proceedings and public officials concerning the present status of STERIS as a corporation, and records of the proceedings of STERIS's Board of Directors and shareholders concerning authorization of STERIS Common Shares and approval of the Agreements.

         We have examined such other records and documents, and obtained such other information, as we have deemed advisable in order to render this opinion.

         As a result of the foregoing, we are of the opinion that:


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                  (1) STERIS is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

                  (2) STERIS is authorized to issue 100,000,000 Common Shares, of which approximately 34,010,000 STERIS Common Shares were issued and outstanding as of March 31, 1998, excluding 229,000 treasury shares. When issued, the STERIS Common Shares which are the subject of the registration statement will be legally issued, fully paid, and non-assessable.

         We hereby consent to the use and filing of this opinion in connection with the Registration Statement.

                                Very truly yours,



                                Thompson Hine & Flory LLP



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